SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 26, 2012

RGC RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Virginia	000-26591	54-1909697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

519 Kimball Ave., N.E. Roanoke, Virginia	24016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 540-777-4427

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 26, 2012, the Board of Directors of RGC Resources, Inc., (the “Company”) approved the appointment of Paul W. Nester as Vice President, Treasurer and Chief Financial Officer of RGC Resources, Inc. and its Subsidiaries effective May 16, 2012. Mr. Nester will assume the role of CFO from John B. Williamson III, the Company’s current Chairman, President and CEO and the role of Treasurer from Howard T. Lyon. Effective on the same date, Mr. Lyon will assume the role of Assistant Treasurer and Assistant Secretary. The duties of Assistant Treasurer and Assistant Secretary are currently held by Robert L. Wells, II. Mr. Wells will remain as Vice President, Information Technology.

Mr. Nester, currently 37, previously served as CFO of UXB International, Inc. from March 2010 until his employment by the Company. His duties included the management and oversight of the accounting and treasury functions for the $50 million defense contractor. From June 2007 through March 2010, he served as Finance Manager for ITT Exelis in Roanoke, Virginia where he managed budget and strategic plan development, prepared financial statements and information and managed other finance activities.

All executive officers of the Company, including Mr. Nester, are subject to annual appointments or reappointments by the Board of Directors. Mr. Nester does not have any written employment or change of control agreement with the Company.

Mr. Nester currently has no family relationship with any employee or director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RGC RESOURCES, INC.

Date: March 29, 2012	By:	/s/ John B. Williamson, III

John B. Williamson, III
Chairman, President, CEO and CFO